EXHIBIT 99.1

Health Insurance Innovations, Inc. Reports Second Quarter 2015 Results

Revenue Up 8.6% Over Q2 2014

- 2015 Guidance Given -

TAMPA, Fla., Aug. 11, 2015 (GLOBE NEWSWIRE) -- Health Insurance Innovations, Inc. (HII) (NASDAQ:HIIQ), a leading developer, distributor, and virtual administrator of affordable health plans today announced financial results for the second quarter ended June 30, 2015. The Company will host a live conference call today Tuesday, August 11, 2015 at 5:00 p.m. EDT.

Second Quarter 2015 Consolidated Financial Highlights

  Revenue was $22.7 million, an increase of 8.6% over $20.9 million in the second quarter of 2014.
  Total collections from customers, which our industry refers to as premium equivalents, was $38.5 million, an increase of 3.5% over $37.2 million in the second quarter of 2014.
  Adjusted EPS was $0.08, compared to $0.09 in the second quarter of 2014. EPS per diluted share was a net loss of $0.04, compared to net income of $0.05 in the second quarter of 2014.
  Adjusted EBITDA was $1.8 million, compared to $2.1 million in the second quarter of 2014.
  Record policies in force as of June 30, 2015, totaled 113,000, a 14.1% increase from 99,000 as of June 30, 2014.

See the reconciliations for premium equivalents, adjusted EBITDA, and adjusted EPS within this press release.

"By the end of the second quarter 2015, our sales were in line with our growth expectations, and we expect this trend to continue for the remainder of 2015. Our overall sales results for the quarter reflect the adverse impact of the government's annual enrollment period and the one-time special tax enrollment period for ACA plans, which ended on April 30th. We now have better knowledge and data of sales trends during the open enrollment period that will reflect in future forecasts. In addition, the next ACA open enrollment period is expected to be 90 days shorter, and we expect additional growth as a result. I am pleased with the investments and progress that HII is making in building the leading innovative, consumer- and technology-centric platform in the affordable individual health insurance market," said Michael Kosloske, HII's Chief Executive Officer.

Pat McNamee, HII's President, commented, "I am excited by the opportunities available to HII to meaningfully penetrate the large market for affordable health insurance products. Since my joining the company two months ago, we have been rebuilding the team at HII to support our growth strategies with a focus on core execution, distribution and product expansion. In the second quarter, we have already expanded and diversified our distribution network, adding two new key components including a brokerage distribution network and a new direct-to-consumer network, AgileHealthInsurance.com. We now have four distinct channels of distribution: owned call centers, non-owned call centers, brokerages, and online direct-to-consumer via AgileHealthInsurance.com."

Mr. McNamee continued, "We are setting the stage for 2016 by layering new opportunities over our core business, including AgileHealthInsurance.com, our brokerage distribution channel, new and expanded products, and leveraging our technology solutions to meet the consumer needs of the vast and growing base of customers in need of affordable health insurance alternatives. We believe we are making the right investments at the right time for the long-term benefits of all our stakeholders – our shareholders, partners, employees and customers."

2015 Full Year Guidance

For the full year 2015 we expect revenue between $97 million - $103 million and adjusted earnings per share between $0.18 - $0.25.

Second Quarter Financial Discussion

During the second quarter of 2015, we changed the structure of our operating segments to a single reportable segment. HealthPocket is no longer a separate reportable segment. We believe one segment is more appropriate as a result of our anticipated internal fulfillment of HealthPocket's client referral leads by HII's owned call centers and the launch of AgileHealthInsurance.com.

Second quarter revenues of $22.7 million and premium equivalents of $38.5 million increased by 8.6% and 3.5%, respectively, as compared to the second quarter of 2014. The increases were primarily due to the increase in the total number of policies in force as a result of our continuing expansion of our distribution network and continued success in providing quality ancillary insurance products as supplements to our individual and family plans ("IFP"). We have consolidated short term medical and hospital indemnity policies which have a similar financial profile as IFP. Going forward we will report two categories: IFP and ancillary products. By policy type, the 2015 second quarter mix of revenues was as follows: 71% IFP and 29% ancillary products. A reconciliation of premium equivalents to revenues for the three and six months ended June 30, 2015 and 2014 is in the financial supplement included in this press release.

Adjusted gross margin, which is calculated starting with revenues and then adjusted for third party commissions, and credit card and ACH fees, increased to $11.0 million or 28.6% of premium equivalents for the second quarter of 2015, compared to $10.1 million of adjusted gross margin and 27.2% of premium equivalents in the same period in 2014. A reconciliation of premium equivalents to revenues and adjusted gross margin for the three and six months ended June 30, 2015 and 2014 is included within this press release.

Selling, general and administrative ("SG&A") expenses were $10.4 million in the second quarter of 2015, compared to $8.6 million in 2014. The increase in SG&A expense was primarily driven by the impact of acquisitions and investments in innovations to drive sustainable growth in 2015 and beyond, as well as restructuring costs in our continued effort to control future SG&A costs.

EBITDA was $0.6 million in the second quarter of 2015, compared to $1.6 million in the same period in 2014. Adjusted EBITDA is calculated starting with EBITDA, which is then further adjusted for items that are not part of regular operating activities, including acquisition costs and other non-cash items such as stock-based compensation. Adjusted EBITDA was $1.8 million in the second quarter of 2015, compared to $2.1 million in the same period in 2014. A reconciliation of net (loss) income to EBITDA and adjusted EBITDA for the three and six months ended June 30, 2015 and 2014 is included within this press release.

Cash and short term investments totaled $8.8 million at the end of the second quarter of 2015, and the Company has no debt. Cash decreased by $1.7 million during the quarter primarily due to a $2.0 million increase in advanced commissions that we provide to our distributors. As of the end of the second quarter of 2015, our advance commissions totaled $10.0 million.

Submitted applications and policies in force for the three months ended June 30, 2015 were as follows:

	Submitted Applications during Three Months Ended June 30,
	2015	2014	Change (%)
IFP	32,000	33,900	(5.6)%
Ancillary products	31,700	24,200	31.0%
Total	63,700	58,100	9.6%

	Policies in Force As of June 30,
	2015	2014	Change (%)
IFP	50,700	49,400	2.6%
Ancillary products	62,500	49,500	26.3%
Total	113,200	98,900	14.5%

Conference Call and Webcast

The company will host a live earnings conference call today at 5:00 p.m. Eastern time. All interested parties can join the call by dialing (877) 312-8797; or (678) 825-8236; the conference ID is 2006108. A webcast of the call may be accessed in the Investor Relations section of Health Insurance Innovations' website at http://investor.hiiquote.com/events.cfm. An archive of the call will be available for 30 days through the same website.

About Health Insurance Innovations, Inc. (HII)

HII is a market leader in developing innovative health insurance products that are affordable and meet the needs of millions of health insurance plan shoppers. HII develops insurance products through partnerships with best-in-class insurance companies and markets them via its broad distribution network of licensed insurance agents across the nation. HII's data-centric, paperless business model is facilitated by its Consumer Division that provides real-time data used to identify opportunities and underserved needs in the health insurance market. Additional information about HII can be found at HiiQuote.com. HII's Consumer Division includes AgileHealthInsurance.com, a website for researching, comparing and purchasing short-term health insurance products online and HealthPocket.com, a free website that compares and ranks all health insurance plans, and uses objective data to publish unbiased health insurance market analyses and other consumer advocacy research.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements other than historical fact, and may include statements relating to goals, plans and projections regarding new markets, products, services, growth strategies, anticipated trends in our business and anticipated changes and developments in the United States health insurance system and laws. Forward-looking statements are based on HII's current assumptions, expectations and beliefs are generally identifiable by use of words "may," "might," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue," or similar expressions and involve significant risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by these statements. These risks and uncertainties include, among other things, our ability to maintain relationships and develop new relationships with health insurance carriers and distributors, our ability to retain our members, the demand for our products, the amount of commissions paid to us or changes in health insurance plan pricing practices, our ability to integrate our acquisitions (including our July 2014 acquisition of HealthPocket, Inc.), competition, changes and developments in the United States health insurance system and laws, and HII's ability to adapt to them, the ability to maintain and enhance our name recognition, difficulties arising from acquisitions or other strategic transactions, and our ability to build the necessary infrastructure and processes to maintain effective controls over financial reporting. These and other risk factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements are discussed in HII's Annual Report on Form 10-K for the year ended December 31, 2014 and subsequent Quarterly Report on Form 10-Q, all as filed with the Securities and Exchange Commission as well as other documents that may be filed by HII from time to time with the Securities and Exchange Commission. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. You should not rely on any forward-looking statement as representing our views in the future. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

HEALTH INSURANCE INNOVATIONS, INC.

Condensed Consolidated Balance Sheets
($ in thousands, except share and per share data)

	June 30, 2015	December 31, 2014
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$ 8,808	$ 16,154
Cash held on behalf of others	5,085	5,744
Short-term investments	—	461
Accounts receivable, net, prepaid expenses and other current assets	1,763	2,332
Advanced commissions	9,995	5,973
Note receivable	999	—
Income taxes receivable	211	12
Total current assets	26,861	30,676
Property and equipment, net	1,388	526
Goodwill	41,076	41,076
Intangible assets, net	12,093	13,565
Other assets	917	329
Total assets	$ 82,335	$ 86,172
Liabilities and stockholders' equity
Current liabilities:
Accounts payable and accrued expenses	$ 10,601	$ 11,397
Current portion of contingent acquisition consideration	1,594	2,647
Deferred revenue	148	64
Deferred tax liability	13	13
Due to member	194	229
Other current liabilities	196	189
Total current liabilities	12,746	14,539
Contingent acquisition consideration	364	1,753
Deferred tax liability	2,367	2,287
Due to member	528	387
Other liabilities	479	494
Total liabilities	16,484	19,460
Commitments and contingencies
Stockholders' equity:
Class A common stock (par value $0.001 per share, 100,000,000 shares authorized; 7,910,085 and 7,900,085 shares issued, respectively; and 7,697,883 and 7,852,941 outstanding, respectively)	8	8
Class B common stock (par value $0.001 per share, 20,000,000 shares authorized; 6,841,667 shares issued and outstanding, respectively)	7	7
Preferred stock (par value $0.001 per share, 5,000,000 shares authorized; no shares issued and outstanding)	—	—
Additional paid-in capital	44,515	42,647
Treasury stock, at cost (212,202 and 47,144 shares, respectively)	(2,137)	(347)
Accumulated deficit	(3,967)	(3,694)
Total Health Insurance Innovations, Inc. stockholders' equity	38,426	38,621
Noncontrolling interests	27,425	28,091
Total stockholders' equity	65,851	66,712
Total liabilities and stockholders' equity	$ 82,335	$ 86,172

HEALTH INSURANCE INNOVATIONS, INC.

Condensed Consolidated Statements of Operations (Unaudited)
($ in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenues (premium equivalents of $38,531 and $37,184 for the three months ended June 30, 2015 and 2014, respectively and $76,812 and $68,135 for the six months ended June 30, 2015 and 2014, respectively)	$ 22,747	$ 20,937	$ 45,288	$ 38,864

Operating expenses:
Third-party commissions	11,260	10,318	22,094	19,200
Credit card and ACH fees	527	474	1,012	833
Selling, general and administrative	10,351	8,574	21,515	16,488
Depreciation and amortization	784	411	1,568	816
Total operating expenses	22,922	19,777	46,189	37,337
(Loss) income from operations	(175)	1,160	(901)	1,527

Other (income) expense:
Interest income	(10)	(2)	(17)	(17)
Fair value adjustment to contingent acquisition consideration	105	87	(386)	809
Other income	(105)	(67)	(253)	(127)
Net (loss) income before income taxes	(165)	1,142	(245)	862
Provision for income taxes	373	159	37	127
Net (loss) income	(538)	983	(282)	735
Net (loss) income attributable to noncontrolling interests	(212)	710	(9)	536
Net (loss) income attributable to Health Insurance Innovations, Inc.	$ (326)	$ 273	$ (273)	$ 199

Per share data:
Net (loss) income per share attributable to Health Insurance Innovations, Inc.
Basic	$ (0.04)	$ 0.05	$ (0.04)	$ 0.04
Diluted	$ (0.04)	$ 0.05	$ (0.04)	$ 0.04
Weighted average Class A shares outstanding
Basic	7,516,308	5,040,883	7,515,684	5,033,318
Diluted	7,516,308	5,088,390	7,515,684	5,085,498

Reconciliation of Net (Loss) Income to EBITDA and Adjusted EBITDA
(Unaudited)
($ in thousands)

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
Net (loss) income	$ (538)	$ 983	$ (282)	$ 735
Interest income	(10)	(2)	(17)	(17)
Depreciation and amortization	784	411	1,568	816
Provision for income taxes	373	159	37	127
EBITDA (1)	609	1,551	1,306	1,661
Non-cash stock-based compensation	626	360	687	765
Fair value adjustment to contingent consideration	105	87	(386)	809
Transaction costs	—	91	24	91
Tax receivable agreement liability adjustment	(19)	—	106	—
Other non-recurring charges	468	—	398	—
Adjusted EBITDA (2)	$ 1,789	$ 2,089	$ 2,135	$ 3,326

(1) EBITDA is defined as net (loss) income before interest expense, income taxes and depreciation and amortization. We have included EBITDA in this report because it is a key measure used by our management and Board of Directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short- and long-term operational plans. In particular, the exclusion of certain expenses in calculating EBITDA can provide a useful measure for period-to-period comparisons of our business. However, EBITDA does not represent, and should not be considered as, an alternative to net income or cash flows from operations, each as determined in accordance with generally accepted accounting principles in the United States of America ("GAAP"). Other companies may calculate EBITDA differently than we do. EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP.

(2) To calculate adjusted EBITDA, we calculate EBITDA, which is then further adjusted for items that are not part of regular operating activities, including acquisition costs, contract termination costs, and other non-cash items such as non-cash stock-based compensation. Adjusted EBITDA does not represent, and should not be considered as, an alternative to net income or cash flows from operations, each as determined in accordance with GAAP. We have presented adjusted EBITDA because we consider it an important supplemental measure of our performance and believe that it is frequently used by analysts, investors and other interested parties in the evaluation of companies. Other companies may calculate adjusted EBITDA differently than we do. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP.

Reconciliation of Premium Equivalents to Revenues & Adjusted Gross Margin
(Unaudited)
($ in thousands)

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
Premium equivalents (1)	$ 38,531	$ 37,184	$ 76,812	$ 68,135
Less risk premium	14,962	15,470	29,868	27,810
Less amounts earned by third party obligors	822	777	1,656	1,461
Revenues	22,747	20,937	45,288	38,864
Third-party commissions	11,260	10,318	22,094	19,200
Credit card and ACH fees	527	474	1,012	833
Adjusted gross margin (2)	$ 10,960	$ 10,145	$ 22,182	$ 18,831

(1) Premium equivalents is defined as the combination of premiums, fees for discount benefit plans, and enrollment fees. All amounts not paid out as risk premium to carriers or paid out to other third-party obligors are considered to be revenues for financial reporting purposes. We have included premium equivalents in this report because it is a key measure used by our management to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short- and long-term operational plans. In particular, the inclusion of premium equivalents can provide a useful measure for period-to-period comparisons of our business. This financial measurement is considered a non-GAAP financial measure and is not recognized under GAAP and should not be used as, and is not an alternative to, revenues as a measure of our operating performance.

(2) Adjusted gross margin is defined as revenue less third party commissions and credit card and ACH fees. Adjusted gross margin does not represent, and should not be considered as, an alternative to revenues, as determined in accordance with GAAP. Adjusted gross margin is a key measure used by our management to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short-term and long-term operational plans. In particular, adjusted gross margin can provide a useful measure for period-to-period comparisons of our business. Adjusted gross margin has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP.

Reconciliation of Adjusted EBITDA to Adjusted Net Income per Share
(Unaudited)
($ in thousands except per share data)

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
Adjusted EBITDA (1)	$ 1,789	$ 2,089	$ 2,135	$ 3,326
Depreciation	(48)	(36)	(96)	(66)
Adjusted pre-tax income	1,741	2,053	2,039	3,260
Provision for income taxes	(662)	(780)	(775)	(1,239)
Adjusted net income (2)	$ 1,079	$ 1,273	$ 1,264	$ 2,021
Total diluted share count	14,358	13,655	14,358	13,652
Adjusted net income per share (3)	$ 0.08	$ 0.09	$ 0.09	$ 0.15

(1) Adjusted EBITDA is calculated as set forth above under Reconciliation of Net (Loss) Income to EBITDA and Adjusted EBITDA.

(2) Adjusted net income is computed by subtracting depreciation (but not amortization of intangible assets) from adjusted EBITDA to determine adjusted pre-tax income, from which an assumed tax expense calculated at the 38% federal statutory rate is deducted. We have included adjusted net income in this report because it is a key measure used by our management to understand and evaluate our core operating performance and trends and because we believe it is frequently used by analysts, investors and other interested parties in the evaluation of companies. Other companies may calculate this measure differently than we do. Adjusted net income has limitations as an analytical tool, and you should not consider it in isolation or substitution for earnings per share as reported under GAAP.

(3) Adjusted net income per share is computed by dividing adjusted net income by the total number of diluted Class A and Class B shares of our common stock for each period. We have included adjusted net income per share in this report because it is a key measure used by our management to understand and evaluate our core operating performance and trends and because we believe it is frequently used by analysts, investors and other interested parties in the evaluation of companies. Other companies may calculate this measure differently than we do. Adjusted net income per share has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for earnings per share as reported under GAAP.

CONTACT: Health Insurance Innovations, Inc.:
         Michael Hershberger
         Interim Chief Financial Officer
         (877) 376-5831 ext. 282
         mhershberger@hiiquote.com

         Investor Contact:
         Susan Noonan
         S.A. Noonan Communications, LLC
         (212) 966-3650
         susan@sanoonan.com

         Media Contact for HealthPocket.com:
         Kevin McVicker
         Shirley & Banister Public Affairs
         (703) 739-5920 or (800) 536-5920
         kmcvicker@sbpublicaffairs.com